As filed with the Securities and Exchange Commission on January 18, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CBL & ASSOCIATES PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	62-1545718
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

CBL Center
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421-6000
(423) 855-0001
(Address, including Zip Code; and Telephone Number, including Area Code, of Registrant’s Principal Executive Office)

Stephen D. Lebovitz
President and Secretary
Watermill Center
800 South Street, Suite 395
Waltham, MA 02453-1436
(781) 647-3330
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with copies to:
Yaacov M. Gross, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, New York 10104 (212) 468-8012	Jeffery V. Curry, Esq. Shumacker Witt Gaither & Whitaker, P.C. 2030 Hamilton Place Blvd., Suite 210 Chattanooga, Tennessee 37421 (423) 425-7000

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, please check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box.☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (6)

Preferred Stock (par value $.01 per share)(2)
Common Stock (par value $.01 per share)(3)
Depositary Shares, representing Preferred Stock (par value $.01 per share)(4)
Common Stock Warrants
Units (5)

(1)
An indeterminate aggregate offering price or number of each identified class is being registered as may from time to time be at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except as set forth in note (6) below with respect to fees carried over from the Registrant’s prior Registration Statement on Form S-3 (File No. 333-104882).

(2)	There is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold from time to time by the Registrant.
(3)
There is being registered hereunder an indeterminate number of shares of Common Stock as may be sold from time to time by the Registrant, as well as an indeterminate number of shares of Common Stock that may be offered and sold from time to time for the account of persons other than the Registrant. There are also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon exercise of Common Stock Warrants or conversion of Preferred Stock registered hereunder.

(4)	To be represented by Depositary Receipts representing an interest in Preferred Stock.
(5)
There is being registered an indeterminate amount and number of Units to be issued under a unit agreement, representing an interest in two or more securities, which may or may not be separable from one another.

(6)
Pursuant to Rule 457(p) under the Securities Act, any registration fee due upon the filing of a prospectus supplement shall be offset by the unused registration fees paid in connection with the Registrant’s Registration Statement on Form S-3 (File No. 333-104882) in the amount of $12,943.

PROSPECTUS

CBL & ASSOCIATES PROPERTIES, INC.

PREFERRED STOCK, COMMON STOCK, DEPOSITARY SHARES,
COMMON STOCK WARRANTS, UNITS

We may from time to time offer in one or more series (i) shares of our preferred stock, (ii) shares of our common stock, par value $.01 per share, (iii) fractional interests in shares of our common stock or preferred stock represented by depositary shares, (iv) warrants to purchase shares of our common stock, and (v) units of our common stock, preferred stock or warrants, in amounts, at prices and on terms to be determined at the time or times of offering. We may offer the preferred stock, depositary shares, common stock, common stock warrants and units, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus. In addition, this Prospectus may be used to offer any of such securities for the account of persons other than us.

We will include the specific terms of the offered securities in a prospectus supplement that will include, as applicable, (i) in the case of preferred stock, the specific series designation, number of shares, title and stated value, any dividend, liquidation, optional or mandatory redemption, conversion, voting and other rights, and the public offering price; (ii) in the case of common stock, the public offering price; (iii) in the case of depositary shares, the number of shares, the whole or fractional preferred stock represented by each such depositary share and the public offering price; and (iv) in the case of common stock warrants, the number, duration, offering price, exercise price, detachability and any public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the offered securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

The applicable prospectus supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the offered securities covered by such prospectus supplement. Our common stock is listed on the New York Stock Exchange under the symbol “CBL.” Our 8.75% Series B cumulative redeemable preferred stock is listed on the New York Stock Exchange under the symbol “CBLprB.” Our Depositary Shares, each representing 1/10th of a share of our 7.75% Series C cumulative redeemable preferred stock, are listed on the New York Stock Exchange under the symbol “CBLprC.” Our Depositary Shares, each representing 1/10th of a share of our 7.375% Series D cumulative redeemable preferred stock, are listed on the New York Stock Exchange under the symbol “CBLprD.” Any common stock offered pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance.

We may offer the offered securities directly, through agents that we will designate from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the offered securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our securities may not be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of such offered securities.

The date of this Prospectus is January 18, 2006

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	4
WHERE TO FIND MORE INFORMATION	4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	4
CBL & ASSOCIATES PROPERTIES, INC	5
USE OF PROCEEDS	5
DESCRIPTION OF CAPITAL STOCK	6
DESCRIPTION OF DEPOSITARY SHARES	10
DESCRIPTION OF COMMON STOCK WARRANTS	10
DESCRIPTION OF UNITS	10
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	10
EXPERTS	22
LEGAL MATTERS	22

ABOUT THIS PROSPECTUS

All references to “the Company,” “we,” “our” and us in this prospectus mean CBL & Associates Properties, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company.  The term “you” refers to a prospective investor.

WHERE TO FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with those requirements we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, our common stock, Series B preferred stock and the Depositary Shares representing fractional interests in our Series C and Series D preferred stock are listed on the New York Stock Exchange and we are required to file reports, proxy and information statements and other information with the New York Stock Exchange. These documents can be inspected at the principal office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this Prospectus. You should be aware that this Prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by SEC rules. For further information about our company and our securities, we refer you to the registration statement and its exhibits and schedules. You can inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this Prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this Prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Prospectus from the date we file that document.

We have filed the documents listed below with the SEC under the Securities Exchange Act of 1934 and they are incorporated herein by reference:

(i) Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 thereto on Form 10-K/A filed on December 2, 2005 (excluding the cover page and Items 1, 5, 6, 7, 8 and 15, which have been updated in the Current Report on Form 8-K dated January 10, 2006);

(ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

(iii) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005;

(iv) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005;

(v) Current Reports on Form 8-K filed on each of May 3, 2005, May 11, 2005, May 13, 2005, June 7, 2005, June 21, 2005, July 14, 2005, July 20, 2005, August 10, 2005, September 19, 2005, October 21, 2005, October 28, 2005 (the two separate Current Reports dated October 24, 2005), November 1, 2005, November 22, 2005, January 10, 2006 and January 18, 2006;

(vi) the description of our common stock contained in our Registration Statement on Form 8-A dated October 25, 1993;

(vii) the description of our series B preferred stock contained in our Registration Statement on Form 8-A dated June 11, 2002;

(viii) the description of the Depositary Shares, each representing 1/10th of a share of our series C preferred stock contained in our Registration Statement on Form 8-A, filed on August 21, 2003; and

(ix) the description of the Depositary Shares, each representing 1/10th of a share of our series D preferred stock contained in our Registration Statement on Form 8-A, filed on December 10, 2004.

Any document which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this offering of securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) will be deemed to be incorporated by reference into, and to be part of, this Prospectus from the date of filing of each such document.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference into this Prospectus will, to the extent applicable, be deemed to be modified, superseded or replaced by later statements included in supplements or amendments to this Prospectus or in subsequently filed documents which are in, or deemed to be incorporated by reference in, this Prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all documents incorporated by reference herein (other than exhibits to those documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be addressed to our Investor Relations Department, CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000 (telephone number (423) 855-0001).

CBL & ASSOCIATES PROPERTIES, INC.

We are a self-managed, self-administered, fully integrated real estate company. We own, operate market, manage, lease, expand, develop, redevelop, acquire and finance regional malls and community shopping centers. We have elected to be taxed as a REIT for U.S. federal income tax purposes. We currently own interests in a portfolio of properties, consisting of enclosed regional malls, associated centers, each of which is part of a regional shopping mall complex, community centers, joint venture investments in similar types of properties and income from mortgages and certain other assets.  Our shopping center properties are located in 26 states, but primarily in the Southeast and Midwest regions of the United States. We may also own from time to time shopping center properties that are under development or construction, as well as options to acquire certain shopping center development sites.

We conduct substantially all of our business through CBL & Associates Limited Partnership, our “Operating Partnership.” We currently own an indirect majority interest in the Operating Partnership, and one of our wholly owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation, is its sole general partner. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended, applicable to REITs, our property management and development activities, sales of peripheral land and maintenance operations are carried out through a separate management company, CBL & Associates Management, Inc. Our Operating Partnership owns 100% of the stock of the management company.

In order to maintain our qualification as a REIT for U.S. federal income tax purposes, we must distribute each year at least 90% of our taxable income, computed without regard to net capital gains or the dividends-paid deduction.

We were organized on July 13, 1993 as a Delaware corporation to acquire substantially all of the real estate properties owned by our predecessor company, CBL & Associates, Inc., and its affiliates. Our principal executive offices are located at CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000, and our telephone number is (423) 855-0001. Our website can be found at www.cblproperties.com. The information contained in our website is not part of this Prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the offered securities as set forth in the applicable prospectus supplement. We will not receive proceeds from any sales of securities by persons other than the Company, except as may otherwise be stated in any applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Under our amended and restated certificate of incorporation, we have authority to issue 195,000,000 shares of all classes of capital stock, consisting of 180,000,000 shares of common stock and 15,000,000 shares of preferred stock. As of January 13, 2006, we had 62,542,929 shares of common stock outstanding, 2,000,000 shares of our 8.75% Series B cumulative redeemable preferred stock outstanding, 460,000 shares of our 7.75% Series C cumulative redeemable preferred stock outstanding and 700,000 shares of our 7.375% Series D cumulative redeemable preferred stock outstanding.

Our common stock is listed on the New York Stock Exchange under the symbol “CBL.” Our 8.75% Series B cumulative redeemable preferred stock is listed on the New York Stock Exchange under the symbol “CBLprB.” Our Depositary Shares, each representing 1/10th of a share of our 7.75% Series C cumulative redeemable preferred stock, are listed on the New York Stock Exchange under the symbol “CBLprC.” Our Depositary Shares, each representing 1/10th of a share of our 7.375% Series D cumulative redeemable preferred stock, is listed on the New York Stock Exchange under the symbol “CBLprD.”

Pursuant to rights granted to us and the other limited partners in the partnership agreement of the Operating Partnership, each of the limited partners may, subject to certain conditions, exchange its limited partnership interests in the Operating Partnership for shares of common stock.

Description of Preferred Stock

Subject to the limitations prescribed by our certificate of incorporation, our Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of each series and the qualifications, limitations and restrictions, all without any further vote or action by our stockholders. In particular, the Board of Directors may determine the number of shares of each series, the dividend rate, if any, the date, if any, on which dividends will accumulate, the dates, if any, on which dividends will be payable, the redemption rights, if any, of such series, any sinking fund provisions, liquidation rights and preferences, and any conversion rights and voting rights. The preferred stock will, when issued, be fully paid and non-assessable and, unless otherwise provided in the preferred stock designations, will have no preemptive rights. Under Delaware law, holders of our preferred stock generally are not responsible for our debts or obligations.

The rights, preferences, privileges and restrictions of each series of our preferred stock will be fixed by the articles supplementary relating to the series. A prospectus supplement relating to each series will specify the terms of the preferred stock.

Description of Common Stock

The following summary description of the common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate. The statements below describing the common stock do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to our certificate of incorporation and bylaws.

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or as provided in our certificate of incorporation, the holders of those shares exclusively possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to distributions which may be declared from time to time by our Board of Directors from funds which are legally available, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to those holders. Holders of common stock will not be entitled to any preemptive rights. Under Delaware law, holders of common stock generally are not responsible for our debts or obligations.

Restrictions on Transfer

For us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year. In addition, the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of our gross income must be from particular activities.

To ensure that we remain a qualified REIT, our certificate of incorporation contains provisions, collectively referred to as the ownership limit provision, restricting the acquisition of shares of our capital stock. The affirmative vote of 66 2/3% of the outstanding voting stock is required to amend this provision.

The ownership limit provision provides that, subject to certain exceptions specified in our certificate of incorporation, no person (other than Charles Lebovitz, members of the Richard Jacobs Group (as defined), members of the David Jacobs Group (as defined) and their respective affiliates under the applicable attribution rules of the Internal Revenue Code) may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 6% of the value of our outstanding capital stock. The ownership limit provision further provides that, subject to certain restrictions, Charles Lebovitz and his respective affiliates (as defined under the applicable attribution rules of the Internal Revenue Code) may own beneficially or constructively in the aggregate up to 25.4% of the value of the outstanding shares of our capital stock. The ownership limit provision further provides that, subject to certain restrictions, of the group comprised of Richard Jacobs and his respective affiliates and David Jacobs and his respective affiliates (in each case, as defined under the applicable attribution rules of the Internal Revenue Code), any individual person (that is, any person who is treated as an individual for purposes of Section 542(a)(2) of the Internal Revenue Code) may own beneficially or constructively in the aggregate up to 13.9% of the value of the outstanding shares of our capital stock. Also, any two individuals of the group comprised of Richard Jacobs and his respective affiliates or of the group comprised of David Jacobs and his respective affiliates may own beneficially or constructively in the aggregate up to 19.9% of the value of the outstanding shares of our capital stock. The ownership limit is the percentage limitation on ownership applicable to any given person pursuant to the ownership limit provision.

Our Board of Directors may, subject to certain conditions, waive the applicable ownership limit upon receipt of a ruling from the IRS or an opinion of counsel to the effect that such ownership will not jeopardize our status as a REIT. The ownership limit provision will not apply if our Board of Directors and our stockholders determine that we will not attempt to continue to qualify as a REIT.

Any issuance or transfer of capital stock to any person in excess of the applicable ownership limit or any issuance or transfer of shares of capital stock which would cause us to be beneficially owned by fewer than 100 persons, will be null and void and the intended transferee will acquire no rights to the stock. Any acquisition of our capital stock and continued holding or ownership of our capital stock constitutes, under our certificate of incorporation, a continuous representation of compliance with the applicable ownership limit.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of capital stock in violation of the ownership limit provision, such transfer with respect to that number of shares that would be owned by the transferee in excess of the ownership limit provision would be deemed void ab initio and those shares would automatically be transferred to a trust, the trustee of which we would designate, but who would not be affiliated with us or the prohibited owner, who would have owned these shares were it not for the ownership limit provision. The trust would be for the exclusive benefit of a charitable beneficiary to be designated by us.

The shares held in trust will be issued and outstanding shares of our capital stock, entitled to the same rights and privileges as all other issued and outstanding shares of capital stock of the same class and series. All dividends and other distributions paid by us with respect to the shares held in trust will be held by the trustee for the benefit of the designated charitable beneficiary. The trustee will have the power to vote all shares held in trust from and after the date the shares are deemed to be transferred into trust. The prohibited owner will be required to repay any dividends or other distributions received by it which are attributable to the shares held in trust if the record date for such dividends or distributions was on or after the date those shares were transferred to the trust. We can take all measures we deem necessary in order to recover such amounts.

The trustee will have the exclusive right to designate a permitted transferee to acquire the shares held in trust without violating the applicable ownership restrictions for an amount equal to the fair market value (determined at the time of transfer to this permitted transferee) of those shares. The trustee will pay to the aforementioned prohibited owner the lesser of: (a) the value of the shares at the time they were transferred to the trust and (b) the price received by the trustee from the sale of such shares to the permitted transferee. The excess of (x) the sale proceeds from the transfer to the permitted transferee over (y) the amount paid to the prohibited owner, if any, will be distributed to the charitable beneficiary.

We or our designee will have the right to purchase any shares-in-trust, within a limited period of time, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares-in-trust and (ii) the market price per share on the date we, or our designee, exercise such right to purchase such shares-in-trust.

The ownership limit provision will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limit would require an amendment to our certificate of incorporation, and such an amendment would require a 66 2/3% vote of the outstanding voting stock. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of us without the approval of our Board of Directors.

All certificates representing shares of any class of stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such other percentage as may be required by the Treasury Regulations) of the value of the outstanding shares of capital stock must file an affidavit with us containing the information specified in our certificate of incorporation before January 30 of each year. In addition, each stockholder will upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock as our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

Limitation of Liability of Directors

Our certificate of incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

While our certificate of incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, our certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of our certificate of incorporation described above apply to our officers only if the respective officer is one of our directors and is acting in his or her capacity as director, and do not apply to our officers who are not directors.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by officers and directors who are successful in seeking to enforce their rights under the indemnification agreements, and cover officers and directors under our directors’ and officers’ liability insurance, provided that such insurance is commercially available at reasonable expense. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our certificate of incorporation and bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by the stockholders to eliminate the rights it provides.

Other Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include:

Classified Board of Directors.    Our certificate of incorporation provides for a Board of Directors divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our Board of Directors. In addition, our stockholders can only remove directors for cause and only by a vote of 75% of the outstanding voting stock. The classification of directors and the inability of stockholders to remove directors without cause make it more difficult to change the composition of our Board of Directors. The provisions of our certificate of incorporation relating to the classification of our Board of Directors may only be amended by a 66 2/3% vote of the outstanding voting stock and the provision relating to the removal for cause may only be amended by a 75% vote of the outstanding voting stock.

Advance Notice Requirements.    Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting. The notice must contain certain information specified in the bylaws.

Written Consent of Stockholders.    Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and does not permit action by stockholder consent. These provisions of our certificate of incorporation may be amended only by a vote of 80% of the outstanding voting stock.

Bylaw Amendments.    A vote of 66 2/3% of the outstanding voting stock is necessary to amend the bylaws.

Stockholder Rights Plan

Following a two-for-one split of our common stock that was effected in the form of a stock dividend as of June 15, 2005, each share of our common stock automatically trades with one half of a right (a “Right”), which will expire at the close of business on April 29, 2009 (the “Final Expiration Date”), unless earlier redeemed or exchanged by us as described below. Each whole Right entitles the holder to purchase from us one ten-thousandth of a share of our Series 1999 Junior Participating Preferred Stock at a price of $100.00 per share, (the “Purchase Price”), subject to certain adjustments.

The Rights have certain anti-takeover effects. If the Rights are triggered as described below, they will cause substantial dilution to any person or group of affiliated or associated persons that attempts to acquire us on terms not approved by our Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, since we may redeem the Rights at $.01 per Right at any time until the close of business on the tenth day (or such earlier or later date as described below) after a person or group has obtained beneficial ownership or voting control of 15% or more of our voting shares.

The Rights, unless earlier redeemed or exchanged by us, become exercisable upon the close of business on the day (the “Distribution Date”) which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership or voting control of 15% or more of the outstanding shares of common stock (such person or group, subject to certain exceptions, is treated as an “Acquiring Person” once they cross such 15% threshold) and (ii) the tenth business day (or such later date as may be determined by our Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or public announcement of a person’s or group’s intention to commence a tender or exchange offer, the consummation of which would result in the acquisition of beneficial ownership or voting control of 15% or more of our outstanding shares of common stock. Prior to any such event, the Rights are not exercisable, are not represented by separate certificates and are not transferable apart from the common stock. Upon the occurrence of a Distribution Date, we will not be required to distribute fractional Rights, and instead will pay cash to any holders who otherwise would have been entitled to receive a fractional Right.

Our Rights Agreement with SunTrust Bank, our transfer agent and Rights agent, provides that, in the event a person or group of affiliated persons becomes an Acquiring Person, each holder of record of a whole Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Purchase Price, that number of shares of common stock having a market value at the time of the transaction equal to two times the Purchase Price. Rights may not, however, be exercised for a number of shares that would violate the ownership limits described above under “Description of Common Stock - Restrictions on Transfer.”

In addition, unless the Rights are earlier redeemed or exchanged, in the event that, after the time that a person or group of affiliated or associated persons becomes an Acquiring Person, we were to be acquired in a merger or other business combination (in which any shares are changed into or exchanged for other securities or assets) or more than 50% of our assets or earning power were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a whole Right, other than the Acquiring Person (whose rights will thereupon become null and void), will from and after such date have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company (or such other merger consideration as may have been issued in the transaction, as applicable) having a market value at the time of such transaction equal to two times the Purchase Price.

At any time after any person or group of affiliated or associated persons becomes an Acquiring Person, our Board of Directors may issue shares of common stock in exchange for the Rights (other than Rights owned by the Acquiring Person, which will have become null and void), in whole or part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

The Rights Agreement also provides that the Company may pay cash in lieu of issuing fractional shares upon exercise or redemption of the Rights.

At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (or such earlier or later date as may be authorized by our Board of Directors), or (ii) the Final Expiration Date, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right (“Redemption Price”), payable at our election in cash, shares of common stock or other consideration determined to be appropriate by our Board of Directors. Under certain circumstances, the decision to redeem the Rights will require the concurrence of at least two-thirds of our directors. Following the effective time of any such action by us, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

While the Rights are redeemable, we may, except with respect to the Redemption Price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not redeemable, we may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights.

Delaware Anti-Takeover Statute

The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” (defined generally as a person owning 15% or more of a company’s outstanding voting stock) from engaging in a “business combination” (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested holder, our Board of Directors approved the transaction in which the interested holder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of directors then in office.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares, each representing a fraction of a share of our common stock or preferred stock, as will be specified in the applicable prospectus supplement. In the event we elect to do so, we will issue to the public receipts evidencing the depositary shares. The particular terms of the depositary shares offered by any prospectus supplement will be described in such prospectus supplement.

DESCRIPTION OF COMMON STOCK WARRANTS

We may issue common stock warrants for the purchase of our common stock. We may issue our common stock warrants independently or together with any other securities offered by us in any prospectus supplement, and such common stock warrants may be attached to or separate from such offered securities. We will issue each series of common stock warrants under a separate warrant agreement to be entered into between a warrant agent specified in the prospectus supplement and us. The warrant agent will act solely as our agent in connection with the common stock warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. The terms of the common stock warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

Reference is made to the section captioned “Description of Capital Stock—Description of Common Stock” for a general description of the shares of common stock to be acquired upon the exercise of the common stock warrants, including a description of certain restrictions on the ownership of common stock.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

An applicable prospectus supplement will describe (i) the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately, (ii) any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units, (iii) certain U.S. federal income tax considerations applicable to the units and (iv) any material provisions of the governing unit agreement that differ from those described above.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not tax advice. This summary is based on the Internal Revenue Code, Treasury Regulations, administrative interpretations and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will not assert, and that a court will not sustain, a position contrary to any of the tax consequences described below.

This summary deals only with offered securities held as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code) and does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation, financial institutions, insurance companies, dealers in securities or currencies, persons subject to the mark-to-market rules of the Internal Revenue Code, persons that will hold notes or our common stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, entities treated as partnerships for U.S. federal income tax purposes, U.S. holders (as defined below) that have a "functional currency" other than the U.S. dollar, persons subject to the alternative minimum tax provisions of the Internal Revenue Code and, except as expressly indicated below, tax-exempt organizations.

In addition, if a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a holder of offered securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders that are partnerships, and partners in such partnerships, should consult their tax advisors about the U.S. federal income tax consequences of purchasing, holding and disposing of our offered securities.

Each prospective purchaser of the offered securities is advised to consult his or her own tax advisor regarding the specific tax consequences to the purchaser of the purchase, ownership and sale of the offered securities and of our election to be taxed as a REIT, including the U.S. federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in our company, including the possibility of United States income tax withholding on our distributions.

Taxation of CBL

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year ended December 31, 1993. We believe that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated, and are operating, in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in such a manner, but we may not operate in a manner so as to qualify or remain qualified.

The sections of the Internal Revenue Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Internal Revenue Code sections that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and Treasury Regulations, and administrative and judicial interpretations of the applicable Internal Revenue Code provisions and Treasury Regulations. Morrison & Foerster LLP has acted as our special tax counsel in connection with our election to be taxed as a REIT.

In connection with this filing, Morrison & Foerster LLP has rendered an opinion to us that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for each of our taxable years beginning with the taxable year ended December 31, 2002 through our taxable year ended December 31, 2005, and if we continue to be organized and operated after December 31, 2005 in the same manner as we have prior to that date, we will continue to qualify as a REIT. Morrison & Foerster LLP's opinion is based on certain factual representations and assumptions and methods of operations which are beyond its control and which it will not monitor on an ongoing basis. In particular, this opinion is based upon our factual representations concerning our business and properties and certain factual representations and legal conclusions of Shumacker Witt Gaither & Whitaker, P.C. Moreover, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code as discussed below. The annual operating results will not be reviewed by Morrison & Foerster LLP. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

For as long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on our income that is currently distributed to stockholders. The REIT requirements generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level and again at the stockholder level) that generally results from investment in a corporation.

If we fail to qualify as a REIT in any year, however, we will be subject to U.S. federal income tax as if we were an ordinary corporation. In addition, our stockholders will be taxed in the same manner as stockholders of ordinary corporations (including, in the case of stockholders that are not corporations, potentially being eligible for preferential tax rates on dividends received from us). In that event, we could be subject to potentially significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions. Moreover, we could be disqualified from taxation as a REIT for four taxable years beginning after the first taxable year for which the loss of REIT status occurred. For a discussion of the tax consequences of failure to qualify as a REIT, see "Certain U.S. Federal Income Tax Considerations—Failure to Qualify" below.

Even if we qualify for taxation as a REIT, we may be subject to U.S. federal income tax as follows:

First, we will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gain. However, we can elect to "pass through" any of our taxes paid on our undistributed net capital gain income to our stockholders on a proportional basis.

Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any.

Third, if we have (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Foreclosure property means property acquired by reason of a default on a lease or any indebtedness held by a REIT.

Fourth, if we have net income from "prohibited transactions" (which are, in general, sales or other dispositions of property, held primarily for sale to customers in the ordinary course of business, generally other than property held for at least four years that qualify for a statutory safe harbor, foreclosure property, and property involuntarily converted), such income will be subject to a 100% penalty tax.

Fifth, if we should fail to satisfy the gross income tests or the asset tests, and nonetheless maintain our qualification as a REIT because certain other requirements have been satisfied, we will ordinarily be subject to a penalty tax relating to such failure, computed as described below. Similarly, if we maintain our REIT status despite our failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we must pay a penalty of $50,000 for each such failure.

Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts distributed.

Seventh, if we acquire in the future any asset from a "C" corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then, to the extent of any built-in, unrealized gain at the time of acquisition, such gain generally will be subject to tax at the highest regular corporate rate.

Eighth, if we receive non-arm's length income as a result of services provided by a taxable REIT subsidiary, defined below, to our tenants, or if we receive certain other non-arm's-length income from a taxable REIT subsidiary, we can be subject to a 100% corporate level tax on the amount of the non-arm's-length income.

Requirements for Qualification

Organizational Requirements

In order to remain qualified as a REIT, we must continue to meet certain requirements, discussed below, relating to our organization and sources of income, the nature of our assets, and distributions of income to our stockholders.

The Internal Revenue Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which has been owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code) at any time, and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provide that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), certain tax-exempt entities are generally treated as individuals. However, a pension trust generally will not be considered an individual for purposes of condition (6). Instead, beneficiaries of the pension trust will be treated as holding stock of a REIT in proportion to their actuarial interests in the trust. If we were to fail to satisfy condition (6) during a taxable year, that failure would not result in our disqualification as a REIT under the Internal Revenue Code for such taxable year as long as (i) we satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) we did not know, or exercising reasonable diligence would not have known, whether we had failed condition (6).

We have satisfied the requirements of conditions (1) through (4) and (7), and we believe that the requirements of conditions (5) and (6) have been and are currently satisfied. In addition, our certificate of incorporation provides for restrictions regarding transfer of our shares in order to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These transfer restrictions are described under the captions "Description of Capital Stock—Description of Preferred Stock—Restrictions on Transfer" and "—Description of Common Stock—Restrictions on Transfer" in the accompanying prospectus. Moreover, to evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding common stock and preferred stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of such stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with its U.S. federal income tax returns a similar statement disclosing the actual ownership of stock and certain other information.

Although we believe we have satisfied the stockholder demand statement requirements described in the preceding paragraph, our failure to satisfy those requirements will not result in our disqualification as a REIT under the Internal Revenue Code but may result in the imposition of Internal Revenue Service penalties against us.

We currently have three "qualified REIT subsidiaries," CBL Holdings I, Inc., CBL Holdings II, Inc. and CBL/North Haven, Inc., and may have additional qualified REIT subsidiaries in the future. A corporation that is a qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as assets, liabilities, and items of the REIT. Thus, in applying these requirements, the separate existence of our qualified REIT subsidiaries will be ignored, and all assets, liabilities, and items of income, deduction, and credit of these subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests.

In the case of a REIT that is a direct or indirect partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share, generally based on its pro rata share of capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of a partner qualifying as a REIT for purposes of the gross income tests and the asset tests described below. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and the property partnerships will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section, provided that the Operating Partnership and property partnerships are treated as partnerships for U.S. federal income tax purposes.

Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Income Tests

In order for us to maintain our qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," as described below, and, in certain circumstances, interest, or from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments of those kinds, dividends, other types of interest, gain from the sale or disposition of stock or securities that do not constitute dealer property, or any combination of the foregoing. Dividends that we receive on our indirect ownership interest in the management company, as well as interest that we receive on our loan to the management company and other interest income that is not secured by real estate, generally will be includable under the 95% test but not under the 75% test.

Rents received or deemed to be received by us will qualify as "rents from real property" for purposes of the gross income tests only if several conditions are met:

First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as rents from real property if the REIT, or a direct or indirect owner of 10% or more of the REIT, owns, directly or constructively, 10% or more of the tenant, except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary.

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Fourth, a REIT may provide services to its tenants and the income will qualify as rents from real property if the services are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Internal Revenue Code. Services that would give rise to unrelated business taxable income if provided by a tax exempt organization must be provided either by the management company or by an independent contractor who is adequately compensated and from whom the REIT does not derive any income; otherwise, all of the rent received from the tenant for whom the services are provided will fail to qualify as rents from real property if the services income exceeds a de minimis amount. However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property, with the threshold determined on a property-by-property basis. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. Also note, however, that receipts for services furnished, whether or not rendered by an independent contractor, which are not customarily provided to tenants in properties of a similar class in the geographic market in which our property is located will in no event qualify as rents from real property.

Substantially all of our income is derived from our partnership interest in the Operating Partnership. The Operating Partnership's real estate investments, including those held through the property partnerships, give rise to income that enables us to satisfy all of the income tests described above. The Operating Partnership's income is largely derived from its interests, both direct and indirect, in the properties, which income, for the most part, qualifies as "rents from real property" for purposes of the 75% and the 95% gross income tests. The Operating Partnership also derives dividend income from its interest in the management company.

None of us, the Operating Partnership or any of the property partnerships has a plan or intention to (1) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) other than relatively minor amounts that do not affect compliance with the above tests; (2) rent any property to a tenant of which we, or an owner of 10% or more of our stock, directly or indirectly, own 10% or more, other than under leases with CBL & Associates, Inc., CBL & Associates Management, Inc. and certain of our affiliates and officers and certain affiliates of those persons that produce a relatively minor amount of non-qualifying income and that we believe will not, either singly or when combined with other non-qualifying income, exceed the limits on non-qualifying income; (3) derive rent attributable to personal property leased in connection with property that exceeds 15% of the total rents other than relatively minor amounts that do not affect compliance with the above tests; or (4) directly perform any services that would give rise to income derived from services that give rise to "unrelated business taxable income" as defined in Section 512(a) of the Internal Revenue Code.

For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentage of receipts or sales. Although the Operating Partnership or the property owners may advance money from time to time to tenants for the purpose of financing tenant improvements, we and the Operating Partnership do not intend to charge interest in any transaction that will depend in whole or in part on the income or profits of any person or to make loans that are not secured by mortgages of real estate in amounts that could jeopardize our compliance with the 5% and 10% asset tests described below.

Any net income derived from a prohibited transaction is subject to a 100% penalty tax. We believe that no asset owned by us, the Operating Partnership or the property partnerships is held for sale to customers, and that the sale of any property will not be in the ordinary course of our business, or that of the Operating Partnership or the relevant property partnership. Whether property is held primarily for sale to customers in the ordinary course of a trade or business and, therefore, is subject to the 100% penalty tax, depends on the facts and circumstances in effect from time to time, including those related to a particular property. We and the Operating Partnership will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. We may not always be able to comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if our failure to meet those tests is due to reasonable cause and not to willful neglect, and we timely comply with requirements for reporting each item of our income to the Internal Revenue Service. It is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "—Taxation of CBL," Even if these relief provisions apply, a tax would be imposed attributable to our nonqualifying income.

Asset Tests

In order for us to maintain our qualification as a REIT, we, at the close of each quarter of our taxable year, must also satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets. Real estate assets for the purpose of this asset test include (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of our stock offering or long-term (at least five years) debt offering, cash items and government securities. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed either (1) 5% of the value of our total assets as to any one nongovernment issuer, or (2) 10% of the outstanding voting securities of any one issuer.

Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership. However, debt of an issuer will not count as a security for purposes of the 10% value test if the security qualifies for an exception set forth in the Internal Revenue Code. Beginning in 2005, solely for purposes of the 10% value test, a REIT's interest in the assets of a partnership will be based upon the REIT's proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT's interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the "straight debt" or other exceptions described above), valuing any debt instrument at its adjusted issue price.

In addition to the asset tests described above, we are prohibited from owning more than 10% of the value of the outstanding debt and equity securities of any subsidiary other than a qualified REIT subsidiary, subject to an exception. The exception is that we and a non-qualified REIT subsidiary may make a joint election for the subsidiary to be treated as a "taxable REIT subsidiary." The securities of a taxable REIT subsidiary are not subject to the 10% value test and the 10% voting securities test, and also are exempt from the 5% asset test. However, no more than 20% of the total value of a REIT's assets can be represented by securities of one or more taxable REIT subsidiaries. The management company is a taxable REIT subsidiary.

It should be noted that the 20% value limitation must be satisfied at the end of any quarter in which we increase our interest in the management company. In this respect, if any partner of the Operating Partnership exercises its option to exchange interests in the Operating Partnership for shares of common stock (or we otherwise acquire additional interests in the Operating Partnership), we will thereby increase our proportionate (indirect) ownership interest in the management company, thus requiring us to recalculate our ability to meet the 20% test in any quarter in which the exchange option is exercised. Although we plan to take steps to ensure that we satisfy the 20% value test for any quarter with respect to which retesting is to occur, these steps may not always be successful or may require a reduction in the Operating Partnership's overall interest in the management company.

The rules regarding taxable REIT subsidiaries contain provisions generally intended to ensure that transactions between a REIT and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. In addition, a 100% penalty tax can be imposed on the REIT if its loans to or rental, service or other agreements with its taxable REIT subsidiary are determined not to be on arm's length terms. No assurance can be given that our loans to or rental, service or other agreements with our taxable REIT subsidiaries will be on arm's length terms. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which our earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding our status as a REIT. To the extent that a taxable REIT subsidiary pays dividends to us in a particular calendar year, we may designate a corresponding portion of dividends we pay to our noncorporate stockholders during that year as "qualified dividend income" eligible to be taxed at reduced rates to noncorporate recipients. See "—Taxation of U.S. Stockholders."

We believe that we are in compliance with the asset tests. Substantially all of our investments are in properties that are qualifying real estate assets.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Beginning in 2005, if we fail to satisfy the 5% and/or 10% asset tests for a particular quarter, we will not lose our REIT status if the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that we come into compliance with the asset tests generally within six months after the last day of the quarter in which we identify the failure. In addition, beginning in 2005, other failures to satisfy the asset tests generally will not result in a loss of REIT status if (i) following our identification of the failure, we file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) we come into compliance with the asset tests generally within six months after the last day of the quarter in which the failure was identified; and (iv) we pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the earlier of the date we dispose of such assets and the end of the quarter in which we come into compliance with the asset tests.

Annual Distribution Requirements

In order to remain qualified as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount equal to at least (A) the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of the net income (after-tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if we dispose of any asset with built-in gain during the ten-year period beginning on the date we acquired the property from a "C" corporation or became a REIT, we will be required, according to guidance issued by the IRS, to distribute at least 90% of the after tax built-in gain, if any, recognized on the disposition of the asset These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after the declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders' long-term capital gains.

Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our net capital gain income for the year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.

Our taxable income consists substantially of our distributive share of the income of the Operating Partnership. We expect that our taxable income will be less than the cash flow we receive from the Operating Partnership, due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of the income and deduction of the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it appropriate to arrange for short-term or possibly long-term borrowings or to pay distributions in the form of taxable stock dividends. Any borrowings for the purpose of making distributions to stockholders are required to be arranged through the Operating Partnership.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay applicable penalties and interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

Beginning in 2005, if we should fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we may retain our REIT qualification if the failures are due to reasonable cause and not willful neglect, and if we pay a penalty of $50,000 for each such failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In this event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. In the case of stockholders that are not corporations, any such dividends may be taxable at a maximum rate of 15% during tax years beginning before January 1, 2009. In addition, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and noncorporate distributees may be eligible to treat the dividends as "qualified dividend income" taxable at capital gain rates. See "—Taxation of U.S. Stockholders." Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which our qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Taxation of U.S. Stockholders

As used in this section, the term "U.S. stockholder" means a holder of our common or preferred stock that for U.S. federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or of any political subdivision of the United States, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person. For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as follows.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to those holders up to the amount of our current or accumulated earnings and profits and are taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that we make distributions in excess of our current or accumulated earnings and profits, the distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. stockholder's shares, and distributions in excess of the U.S. stockholder's tax basis in its shares are taxable as capital gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a U.S. stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the U.S. stockholder on December 31 of the year, provided that we actually paid the dividend during January of the following calendar year. U.S. stockholders may not include on their own income tax returns any of our tax losses.

In general, dividends paid by REITs are not eligible for the 15% tax rate on "qualified dividend income" and, as a result, our ordinary REIT dividends will continue to be taxed at the higher ordinary income tax rate. Dividends received by a noncorporate stockholder could be treated as "qualified dividend income," however, to the extent we have dividend income from taxable corporations (such as a taxable REIT subsidiary) and to the extent our dividends are attributable to income that is subject to tax at the REIT level (for example, if we distributed less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "—Taxation of CBL" above. As a result, our stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any deficiency dividend will be treated as a dividend—an ordinary dividend or a capital gain dividend, as the case may be—regardless of our earnings and profits.

Capital Gain Dividends

Dividends to U.S. stockholders that we properly designate as capital gain dividends will be treated as long-term capital gain, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the stockholder has held his stock. Capital gain dividends are not eligible for the dividends-received deduction for corporations; however, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Noncorporate taxpayers are generally taxable at a current maximum tax rate of 15% for long-term capital gain attributable to sales or exchanges through taxable years beginning before January 1, 2007. A portion of any capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to gains realized on the sale of real property that correspond to our "unrecaptured Section 1250 gain."

If we elect to retain capital gains rather than distribute them, a U.S. stockholder will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains. In this case, a U.S. stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.

Passive Activity Loss and Investment Interest Limitations

Our distributions and gain from the disposition of our common or preferred stock will not be treated as passive activity income and, therefore, U.S. stockholders may not be able to apply any passive losses against this income or gain. Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of our common or preferred stock and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

Certain Dispositions of Our Common or Preferred Stock

 A U.S. stockholder will recognize gain or loss on any taxable sale or other disposition of our common or preferred stock in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the holder's adjusted basis in the common or preferred stock. This gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the holder held the securities for more than one year. Noncorporate U.S. stockholders are generally taxable at a current maximum rate of 15% on long-term capital gain. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate U.S. stockholders) to a portion of capital gain realized by a noncorporate U.S. stockholder on the sale of REIT stock that would correspond to the REIT's "unrecaptured Section 1250 gain." U.S. stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common stock regardless of its holding period for the stock.

In general, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions (actually made or deemed made in accordance with the discussion above) from us are required to be treated by such U.S. stockholder as long-term capital gain.

Treatment of Tax-Exempt U.S. Stockholders

Our distributions to and any gain upon a disposition of our common or preferred stock by a stockholder that is a tax-exempt entity generally should not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of our common or preferred stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code and that the common or preferred stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. If we were to be a "pension-held REIT" (which we do not expect to be the case) and were to meet certain other requirements, certain pension trusts owning more than 10% of our equity interests could be required to report a portion of any dividends they receive from us as unrelated business taxable income. For tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute unrelated business taxable income unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt U.S. stockholders should consult their own tax advisers concerning these "set aside" and reserve requirements.

Special Tax Considerations for Foreign Stockholders

The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, which we refer to collectively as "non-U.S. stockholders," are complex, and the following discussion is intended only as a summary of these rules. Special rules may apply to certain non-U.S. stockholders such as "controlled foreign corporations" and "passive foreign investment companies." Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common or preferred stock, including any reporting requirements.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our current and accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our common or preferred stock. In cases where the dividend income from a non-U.S. stockholder's investment in our common or preferred stock is effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), the non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder).

Non-Dividend Distributions. Unless our stock constitutes a USRPI (as defined below), distributions by us which are not paid out of our current and accumulated earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common or preferred stock constitutes a USRPI, a distribution in excess of current and accumulated earnings and profits will be subject to 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below). However, the 10% withholding tax will not apply to distributions already subject to the 30% dividend withholding.

We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. stockholder unless (1) a lower treaty rate applies and proper certification is provided or (2) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder). However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains ("USRPI Capital Gains") from dispositions of United States Real Property Interests, or USRPIs, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and therefore will be subject to U.S. income tax at the rates applicable to U.S. stockholders, without regard to whether such distribution is designated as a capital gain dividend. (The properties owned by the Operating Partnership generally are USRPIs.) Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder that is not entitled to treaty exemption. Notwithstanding the preceding, distributions received on our common or preferred stock, to the extent attributable to USRPI Capital Gains, will not be treated as gain recognized by the non-U.S. stockholder from the sale or exchange of a USRPI if (1) our common or preferred stock is regularly traded on an established securities market located in the United States and (2) the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the 1-year period ending on the date of the distribution. The distribution will instead be treated as an ordinary dividend to the non-U.S. stockholder, and the tax consequences to the non-U.S. stockholder will be as described above under "Ordinary Dividends."

Distributions attributable to our capital gains which are not USRPI Capital Gains generally will not be subject to income taxation, unless (1) investment in the shares is effectively connected with the non-U.S. stockholder's U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a corporate non-U.S. stockholder may also be subject to the 30% branch profits tax), or (2) the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

We generally will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder's U.S. federal income tax liability. This withholding will not apply to any amounts paid to a holder of not more than 5% of our common shares while such shares are regularly traded on an established securities market. Instead, those amounts will be treated as described above under "Ordinary Dividends."

If our common or preferred stock does not constitute a USRPI, a sale of our common or preferred stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation unless (1) investment in the common or preferred stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case, as discussed above, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders on the gain, (2) investment in the common or preferred stock is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, in which case the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain or (3) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

The offered securities will not constitute a USRPI if we are a domestically controlled REIT. A domestically controlled REIT is a real estate investment trust in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We believe we are a domestically controlled REIT, and therefore that the sale of our common or preferred stock will not be subject to taxation under FIRPTA. However, because we are publicly traded, we may not continue to be a domestically controlled REIT.

If we did not constitute a domestically controlled REIT, whether a non-U.S. stockholder's sale of our common or preferred stock would be subject to tax under FIRPTA as sale of a USRPI would depend on whether the common or preferred stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market (e.g., the New York Stock Exchange, on which the common or preferred stock will be listed) and on the size of the selling stockholder's interest in our company. If the gain on the sale of our common or preferred stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, and subject to applicable alternative minimum tax or a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of our common or preferred stock from a non-U.S. stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased common or preferred stock is regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of common or preferred stock may be required to withhold 10% of the purchase price and remit that amount to the IRS.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders

Under certain circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or on cash proceeds of a sale or exchange of, our common or preferred stock. Backup withholding generally will apply if the holder (1) fails to furnish its taxpayer identification number, which, for an individual, would be his social security number, (2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that it has failed to report properly payments of interest and dividends or (4) under certain circumstances fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding generally will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption.

Non-U.S. Stockholders

Proceeds from a disposition of our common or preferred stock will not be subject to information reporting and backup withholding if the beneficial owner of the common or preferred stock is a non-U.S. stockholder. However, if the proceeds of a disposition are paid by or through a United States office of a broker, the payment may be subject to backup withholding or information reporting if the broker cannot document that the beneficial owner is a non-U.S. person. In order to document the status of a non-U.S. stockholder, a broker may require the beneficial owner of the common or preferred stock securities to provide it with a completed, executed IRS Form W-8BEN, certifying under penalty of perjury to the beneficial owner's non-U.S. status.

A non-U.S. stockholder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

Refunds

Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against any U.S. federal income tax liability of the stockholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required procedures are followed.

State and Local Taxation

We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our company.

Tax Aspects of the Operating Partnership

The following discussion summarizes certain U.S. federal income tax considerations applicable solely to our investment in the Operating Partnership through CBL Holdings I and CBL Holdings II. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

Income Taxation of the Operating Partnership and Its Partners

Partners, Not the Operating Partnership, Subject to Tax.     A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we will be required to take into account our allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any direct or indirect distribution from the Operating Partnership.

Operating Partnership Allocations.    Although a partnership agreement will generally determine the allocation of income and losses among partners, these allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of that section and the Treasury Regulations promulgated under that section.

If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The Operating Partnership's allocations of taxable income and loss, and those of the property partnerships, are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under that section.

Tax Allocations with Respect to Contributed Properties.    Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss that generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time (the "book-tax difference"). The partnership agreement for the Operating Partnership requires allocations of income, gain, loss and deduction attributable to contributed property to be made by the Operating Partnership in a manner that is consistent with Section 704(c) of the Internal Revenue Code.

In general, the partners who contributed appreciated assets to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including some of our properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may, as to certain contributed assets, cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "—Requirements for Qualification - Annual Distribution Requirements." In addition, the application of Section 704(c) of the Internal Revenue Code to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

Basis in Operating Partnership Interest.    Our adjusted tax basis in our indirect partnership interest in the Operating Partnership generally (1) will be equal to the amount of cash and the basis of any other property that we contribute to the Operating Partnership, (2) will be increased by (a) our allocable share of the Operating Partnership's income and (b) our allocable share of certain indebtedness of the Operating Partnership and of the property partnerships and (3) will be reduced, but not below zero, by our allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed directly or indirectly to us, and by constructive distributions resulting from a reduction in our share of certain indebtedness of the Operating Partnership and of the property partnerships. With respect to increases in our adjusted tax basis in our indirect partnership interest in the Operating Partnership resulting from certain indebtedness of the Operating Partnership, Section 752 of the Internal Revenue Code and the regulations promulgated under that section provide that a partner may include its share of partnership liabilities in its adjusted tax basis of its interest in the partnership to the extent the partner bears the economic risk of loss with respect to the liability. Generally, a partnership's non-recourse debt is shared proportionately by the partners. However, if a partner guarantees partnership debt or is personally liable for all or any portion of the debt, the partner will be deemed to bear the economic risk of loss for the amount of the debt for which it is personally liable. Thus, the partner may include that amount in its adjusted tax basis of its interest in the partnership.

By virtue of our status as the sole stockholder of CBL Holdings I, which is the sole general partner of the Operating Partnership, we will be deemed to bear the economic risk of loss with respect to indebtedness of the Operating Partnership that is not nonrecourse debt as defined in the Internal Revenue Code. As a result, our adjusted tax basis in our indirect partnership interest in the Operating Partnership may exceed our proportionate share of the total indebtedness of the Operating Partnership.

If the allocation of our distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until the recognition of the loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership, would reduce our adjusted tax basis below zero, such distributions and constructive distributions will normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions will constitute long-term capital gain. Each decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership is considered a constructive cash distribution to us.

Depreciation Deductions Available to the Operating Partnership.    The Operating Partnership was formed in 1993 principally by way of contributions of certain properties or appreciated interests in property partnerships owning properties. Accordingly, the Operating Partnership's depreciation deductions attributable to the properties will be based on the contributing partners' depreciation schedules and in some cases on new schedules under which the property will be depreciated on depreciation schedules of up to 40 years, using, initially, the adjusted basis of the contributed assets in the hands of the contributing partners.

Sale of the Operating Partnership's Property

Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership or a property partnership or on the sale of a partnership interest in a property partnership will be capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the properties over their adjusted tax bases at the time of contribution to the Operating Partnership must, when recognized by the Operating Partnership, generally be allocated to the limited partners, including CBL & Associates, Inc., under Section 704(c) of the Internal Revenue Code and Treasury Regulations promulgated under that section.

In the event of the disposition of any of the properties which have pre-contribution gain, all income attributable to the undepreciated gain will be allocated to the limited partners of the Operating Partnership, including to us, and we generally will be allocated only our share of capital gains attributable to depreciation deductions we enjoyed and appreciation, if any, occurring since the acquisition of our interest in the Operating Partnership. Any decision relating to the potential sale of any property that would result in recognition of gain of this kind will be made by the independent directors on our Board of Directors. The Operating Partnership will be required in this case to distribute to its partners all of the net cash proceeds from the sale up to an amount reasonably believed necessary to enable the limited partners, including us, to pay any income tax liability arising from the sale.

Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership or property partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's or property partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is inventory or other property held primarily for sale to customers in the ordinary course of trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. For more information about the penalty tax, see "—Requirements for Qualification—Income Tests" above. Prohibited transaction income of this kind will also have an adverse effect upon our ability to satisfy the gross income tests for REIT status. See "—Requirements for Qualification—Income Tests" above for more information about these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the property partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and other shopping centers and to make occasional sales of the properties, including peripheral land, that are consistent with the Operating Partnership's and the property partnerships' investment objectives.

EXPERTS

The financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from CBL & Associates Properties, Inc.’s Current Report on Form 8-K filed on January 10, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The separate statements of certain revenues and certain operating expenses of Lafayette Associates, L.L.C. (d/b/a The Mall of Acadiana) and Oak Park Investments, L.P. for the year ended December 31, 2004, incorporated in this prospectus by reference from CBL & Associates Properties, Inc.’s Current Report on Form 8-K filed on January 18, 2006, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of the offered securities and certain legal matters described under “Certain U.S. Federal Income Tax Considerations” in this registration statement will be passed upon for us by Morrison & Foerster LLP, New York, New York. Certain other matters will be passed upon for us by Shumacker Witt Gaither & Whitaker, P.C., Chattanooga, Tennessee. Certain members of Shumacker Witt Gaither & Whitaker, P.C. serve as our assistant secretaries. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

An estimate of the various expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.    Indemnification of Directors and Officers.

We are a Delaware corporation. In our Certificate of Incorporation, we have adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the “Delaware Law”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

We have also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred.

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We are also required to indemnify and advance all expenses incurred by officers and directors who are successful in seeking to enforce their rights under the indemnification agreements, and to cover officers and directors under our directors’ and officers’ liability insurance, provided that such insurance is commercially available at reasonable expense. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in our certificate of incorporation and bylaws, they provide greater assurance to directors and officers that indemnification will be available, because, as a contract, they cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights they provide.

Item 16.    Exhibits.

1.	Form of Underwriting Agreement(1)

3.1	Amended and Restated Certificate of Incorporation of the Company(2)

3.2	Amended and Restated Bylaws of the Company(3)

4.1	See Amended and Restated Certificate of Incorporation of the Company, relating to the Common Stock, Exhibits 3.1 above.

4.2	Certificate of Designation, dated April 30, 1999, relating to the Series 1999 Junior Participating Preferred Stock(4)

4.3	Certificate of Designations, dated June 11, 2002, relating to the 8.75% Series B Cumulative Redeemable Preferred Stock(5)

4.4	Certificate of Designations, dated August 13, 2003, relating to the 7.75% Series C Cumulative Redeemable Preferred Stock(6)

4.5	Certificate of Correction of the Certificate of Designations relating to the 7.75% Series C Cumulative Redeemable Preferred Stock(7)

4.6	Certificate of Designations, dated December 10, 2004, relating to the 7.375% Series D Cumulative Redeemable Preferred Stock(7)

5.1	Opinion of Morrison & Foerster LLP, counsel for the Company(8)

8.1	Tax opinion of Morrison & Foerster LLP, counsel for the Company.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1 and Exhibit 8.1).

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Deloitte & Touche LLP

23.4	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney of certain officers and directors of the Company (included on signature page).

(1)	To be filed by post-effective amendment or by a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
(2)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (SEC File No. 001-12494).
(3)	Incorporated by reference to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (SEC File No. 33-67372), as filed with the Commission on January 27, 1994.
(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (SEC File No. 001-12494).
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K dated June 10, 2002, filed on June 17, 2002 (SEC File No. 001-12494).
(6)	Incorporated by reference to the Company's Registration Statement on Form 8-A, filed on August 21, 2003 (SEC File No. 001-12494).
(7)	Incorporated by reference to the Company's Registration Statement on Form 8-A, filed on December 10, 2004 (SEC File No. 001-12494).
(8)	To be filed by post-effective amendment at the time of each proposed issuance of the securities registered hereunder.

 Item 17.    Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section l3(a) or Section 15(d) of the Exchange Act and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, on the 18th day of January, 2006.

CBL & ASSOCIATES PROPERTIES, INC.

By:	/s/ JOHN N. FOY
John N. Foy
Vice Chairman of the Board and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ CHARLES B. LEBOVITZ Charles B. Lebovitz	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	January 18, 2006

/s/ JOHN N. FOY John N. Foy	Director, Vice Chairman of the Board of Directors, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 18, 2006

/s/ STEPHEN D. LEBOVITZ Stephen D. Lebovitz	Director, President and Secretary	January 18, 2006

/s/ CLAUDE M. BALLARD Claude M. Ballard	Director	January 18, 2006

/s/ LEO FIELDS Leo Fields	Director	January 18, 2006

/s/ Matthew S. Dominski Matthew S. Dominski	Director	January 18, 2006

/s/ WINSTON W. WALKER Winston W. Walker	Director	January 18, 2006

/s/ MARTIN J. CLEARY Martin J. Cleary	Director	January 18, 2006

/s/ GARY L. BRYENTON Gary L. Bryenton	Director	January 18, 2006

EXHIBIT INDEX

Exhibit No.	Document

1.	Form of Underwriting Agreement(1)

3.1	Amended and Restated Certificate of Incorporation of the Company(2)

3.2	Amended and Restated Bylaws of the Company(3)

4.1	See Amended and Restated Certificate of Incorporation of the Company, relating to the Common Stock, Exhibits 3.1 above.

4.2	Certificate of Designation, dated April 30, 1999, relating to the Series 1999 Junior Participating Preferred Stock(4)

4.3	Certificate of Designations, dated June 11, 2002, relating to the 8.75% Series B Cumulative Redeemable Preferred Stock(5)

4.4	Certificate of Designations, dated August 13, 2003, relating to the 7.75% Series C Cumulative Redeemable Preferred Stock(6)

4.5	Certificate of Correction of the Certificate of Designations relating to the 7.75% Series C Cumulative Redeemable Preferred Stock(7)

4.6	Certificate of Designations, dated December 10, 2004, relating to the 7.375% Series D Cumulative Redeemable Preferred Stock(7)

5.1	Opinion of Morrison & Foerster LLP, counsel for the Company(8)

8.1	Tax opinion of Morrison & Foerster LLP, counsel for the Company.

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1 and Exhibit 8.1).

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Deloitte & Touche LLP

23.4	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney of certain officers and directors of the Company (included on signature page).

(1)	To be filed by post-effective amendment or by a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.
(2)	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 (SEC File No. 001-12494).
(3)	Incorporated by reference to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (SEC File No. 33-67372), as filed with the Commission on January 27, 1994.
(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (SEC File No. 001-12494).
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K dated June 10, 2002, filed on June 17, 2002 (SEC File No. 001-12494).
(6)	Incorporated by reference to the Company's Registration Statement on Form 8-A, filed on August 21, 2003 (SEC File No. 001-12494).
(7)	Incorporated by reference to the Company's Registration Statement on Form 8-A, filed on December 10, 2004 (SEC File No. 001-12494).
(8)	To be filed by post-effective amendment at the time of each proposed issuance of the securities registered hereunder.